                                                                    EXHIBIT 11


1ST SOURCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

                                                                   Year Ended December 31
                                                      -----------------------------------------------
                                                          1996              1995              1994
                                                      -----------       -----------       -----------
Net Income                                            $23,203,372       $21,041,832       $18,464,689
                                                      -----------       -----------       -----------

Average shares outstanding <F1>                        15,997,519        16,033,579        15,975,735
                                                      -----------       -----------       -----------

Net Income (Loss) per share:                                $1.45             $1.31             $1.16
                                                      ===========       ===========       ===========


<F1> The computation of average shares outstanding gives retroactive recognition to a five for four stock split declared January 21,1997; a 5% stock dividend declared January 22, 1996; a 3:2 stock split declared July 18, 1995; and a 5% stock dividend declared January 23, 1995.


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